Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Essex Corporation of our report dated February 23, 2004 with respect to the consolidated balance sheets of Essex Corporation and subsidiary as of December 28, 2003 and December 29, 2002 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 28, 2003, which report is included in the 2003 Annual Report on Form 10-K of Essex Corporation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

November 1, 2004